U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 or 15(d) OF

THE SECURITIES ACT OF 1934

Date of Report (Date of earliest event reported): June 15, 2016

Commission file number: 0-49936

ST. JOSEPH, INC.

(Exact name of Small Business Issuer as specified in its charter)

Colorado	CH 47-0844532
(State or other jurisdiction of	(IRS Employer
incorporation or organization)	Identification Number)

4205 Carmel Mountain Drive, McKinney, TX	75070
Address of Principal Executive Offices)	(Zip Code)

Issuer’s telephone number, including area code: (402) 902-9226

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Termination of a Material Definitive Agreement.

The Registrant, St. Joseph, Inc. (“we,” “us” or the “Company”) was provided written notice of the termination of a nonbinding letter of intent with (the “Letter of Intent”) with Karavos Holdings Limited and its wholly owned subsidiary Zone USA, Inc. (“Zone USA”). The contemplated acquisition was to include 100% of Karavos Holdings Limited, a holding company which wholly owns Zone USA. The Letter of Intent was effected on August 7, 2012 and extended on February 26, 2015, and has been subsequently mutually terminated June 15th 2016.

The Letter of Intent contemplated the transaction being structured as a reverse acquisition with St. Joseph, Inc. purchasing the 100% of Zone USA and its interest in ANZ Communications in return for the issuance to Zone USA of (i) such number of shares of common stock that will be equal to not less than 80% of the total issued and outstanding shares of St. Joseph, Inc. on a fully diluted and converted basis, or (ii) preferred stock convertible into such number of common stock.

The Letter of Intent contemplated that if the parties proceed with the transaction, on its consummation, St Joseph’s board of directors and executive officers would be replaced by nominees to be named by the existing equity holders of the company.

The terminated Letter of Intent was nonbinding as to the consummation of the proposed transaction, with obligation to proceed with such a transaction to be included in a definitive agreement to be negotiated between the parties.

However, certain terms were binding on both parties, most notably, a requirement that we would not solicit other parties, or negotiate with other parties, regarding the entry into any merger, acquisition or business combination until the earlier to occur of (i) the mutual termination of negotiations under the Letter of Intent, (ii) the signing of a definitive agreement contemplated by the Letter of Intent, or (iii) the date 6 months from the date of acceptance of the Letter of Intent. Additionally, the Letter of Intent requires that without the prior written consent of Karavos Holdings and Zone USA we shall:

●	not enter into or amend any existing agreements and contracts (otherwise than in the ordinary course of business) including but not limited to, agreements with our directors or officers or employees;

●	enter into any new transaction or arrangement other than in the ordinary course of business;

●	issue or agree to issue any shares, warrants or other securities or loan capital or grant or agree to grant any option over or right to acquire or convertible into any share or loan capital or otherwise take any action which may result in Karavos Holdings Limited acquiring a percentage interest in the Company (on a fully diluted basis) lower than that contemplated in this Letter of Intent or the Company reducing its interest in any subsidiary;

●	declare, pay or make any dividends or other distributions; or

●	become and remain as the sole legal and beneficial owner of all registrable and non-registrable intellectual and other intangible property rights (including but not limited to domain names) created, developed, used or adapted by the business or operation of the Company.

The Letter of Intent stated that as a condition to the signing of a definitive agreement for the proposed acquisition, St. Joseph was required to raise $14,000,000 through the sale of our stock. Our management contemplated that these funds would be conducted via a private placement to approved accredited investors. The funds from this private placement were to be held in escrow pending the completion of the proposed acquisition. We provided no assurance that we would be able to raise these funds, and cautioned that in the event we were unable to raise the funds the acquisition may be abandoned.

Our management cautioned investors against making investment decisions based on any expectation that the proposed transaction would be consummated, or that the proposed transaction would result in any short-term increase in share value, because, in its view, such expectations are speculative.

Item 8.01 Other Events.

Our discussion under Item 1.01 of this Current Report is hereby incorporated by this reference.

Item 9.01. Financial Statements and Exhibits.

The following exhibits are filed with this report:

Exhibit
Number	Description

10.1	Letter of Intent dated August 7, 2012 and February 26, 2015, which was entered into by and between St. Joseph, Inc. and Karavos Holdings Limited and its wholly owned subsidiary Zone USA, Inc.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934 the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ST. JOSEPH, INC.

June 17, 2016	By:	/S/ GERALD MCILHARGEY
Gerald McIlhargey, President and Director